Exhibit 2.k.12

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 10, 2009 (the “Effective Date”), by and between AMERICAN CAPITAL, LTD., a Delaware corporation (the “Company”), and ROLAND CLINE (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to a certain Amended and Restated Employment Agreement entered into as of March 27, 2009 (the “Employment Agreement”); and

WHEREAS, the parties have agreed to amend the Employment Agreement effective as of the Effective Date as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment to Employment Agreement. The Employment Agreement is amended effective as of the Effective Date as follows:

(a)     Section 4.4(a)(ii) is amended by inserting the phrase “under the Target Incentive Payment Plan” immediately after the first place the phrase “Target Incentive Payment” appears.

(b)    Section 4.5(a)(ii) is amended and restated in its entirety to read as follows:

“(ii)    The Executive shall be entitled to receive an additional lump sum payment no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs in an amount equal to $300,000.”
(c)    Section 4.6(a) is amended by inserting the phrase “under the Target Incentive Payment Plan” immediately after the first place the phrase “Target Incentive Payment” appears.

2.    Effect on Agreement. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect.
3.    Miscellaneous.
(a)    The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Maryland, without regard to its conflict of laws provisions.

(b)    This Amendment may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

AMERICAN CAPITAL, LTD.

By:    /s/ Malon Wilkus
Malon Wilkus, Chief Executive Officer

THE EXECUTIVE:

/s/ Roland Cline
ROLAND CLINE